Exhibit 21.1

			Wholly owned direct or indirect subsidiaries carrying on the same line of business as named subsidiary
Subsidiary Name	Place of Incorporation	Direct Parent	Operating in the United States	Operating in Foreign Countries
AI Creativity S.r.l.	Italy	Bending Spoons Operations S.p.A.
AOL Holdco I LLC	Delaware	Bending Spoons US Inc.	3
Bending Spoons Holdings S.p.A.	Italy	Bending Spoons S.p.A.
Bending Spoons Operations S.p.A.	Italy	Bending Spoons Holdings S.p.A.		1
Bending Spoons UK Limited	United Kingdom	Bending Spoons Operations S.p.A.
Bending Spoons US Inc.	Delaware	Bending Spoons Operations S.p.A.		4
Bending Spoons US Payflow LLC	Delaware	Bending Spoons Operations S.p.A.
Brightcove Inc.	Delaware	Bending Spoons US Inc.	1	9
Eventbrite, Inc.	Delaware	Bending Spoons US Inc.	3	12
komoot GmbH	Germany	Bending Spoons Operations S.p.A.
Mosaic S.r.l.	Italy	Bending Spoons Operations S.p.A.
Splice Video Editor S.r.l.	Italy	Bending Spoons Operations S.p.A.
The Creative Productivity Group B.V.	Netherlands	Bending Spoons Operations S.p.A.	1	3
tractive GmbH	Austria	Turbo AcquiCo GmbH	2	1
Vimeo Technologies Private Limited (99.99% owned)	India	Vimeo.com, Inc.
Vimeo, Inc.	Delaware	Bending Spoons US Inc.	4	7